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                                                               May 17, 2000

                         THE NEW YORK TIMES COMPANY

      Material Provided to Certain Officers and Employees of the Company in Connection with Certain Telephone Calls to Stockholders.

[The bracketed language below should only be used in response to questions and do not constitute talking points.]

OVERALL TALKING POINTS ON ISS REPORT/PROXY PROPOSALS
This report is merely one view of our proposals and we disagree with much of the analysis contained in it.

We feel that voting in favor of our proposals, as set forth in our proxy statement, is in the best interest of the Company and all of our shareholders.

Our primary goal with the incentive plans outlined in our proposals is to remain competitive.

SPECIFICS ON CLASS A DILUTION
Over the past five years, our performance has been superb. [NYT total shareholder returns: One-year, +43%; Three-year, +39%; Five-year, +37%]

An important factor in our success has been our incentive plans [cash bonus plan and option plan]. Our option plans closely align the interests of employees with those of our shareholders.

We believe that the number of shares reserved under the options plans is appropriate given the size of our Company and allows us to remain competitive in hiring and retaining key employees.

While our active share repurchase program increases dilution, it provides significant returns for our shareholders. Over the past three years, we have increased the value of our shareholders' stock by making $1.2 billion of share repurchases.

REPRICING OPTIONS
The Company has never repriced options and has no current plans to do so. However, we must remain flexible enough to consider the repricing of options if the situation and competitive conditions so demand to enable us to hire and retain key employees.

SPECIFICS ON TRACKING STOCK
Issuing a tracking stock:

     o may result in greater market recognition of the value of the Digital group
     o allows us to attract and retain employees with incentive programs that are directly tied to the group's performance
     o provides us with a currency to make strategic investments and have flexibility in doing so
     o enables us to raise capital to grow our businesses with less dilution and remain competitive
     o allows us to realize some of the value of the Digital group while preserving the financial, tax, operational, strategic and other benefits of being a single consolidated entity.

RE: DIGITAL PLAN
Our New York Times Digital division competes against "dot com" companies for its employees and we believe it is necessary to grant sufficient options to our Digital employees in accordance with the Internet industry norm to provide competitive compensation.


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[RE: CLASS B PARTICIPATION/CLASS A EXCLUSION
We believe that the Sulzberger Family's commitment has been an important factor in our success. Their participation in the IPO would provide another demonstration of their support and add stability to our shareholder base. The offer to be made to the Family was discussed and approved by a committee of independent directors advised by independent counsel.]

[We feel that it is important for morale that employees of the Company be allowed to buy the small amount of stock to be allocated to them in the offering at the IPO price.]

[We aren't planning to make a distribution to our Class A shareholders because we believe that our plan is a more efficient financing device, which better enables us to raise capital to grow our business. The growth and development of this business is of strategic importance to the Company. Our Class A shareholders will have an interest in our Digital group through the retained interest.]

[RE: VOTING RIGHTS
The voting rights of the tracking stock shareholders will be similar to our other public shareholders whose shares have performed very well in the past. The potential dilution of the voting rights of the Class A stockholders, as a group, would only occur in the event that the board of directors decided to convert the tracking stock into Class A stock. The board's ability to convert gives it flexibility to deal with future circumstances.]

[RE: CAPITAL STOCK COMMITTEE
We are confident that the capital stock committee of our board of directors will be able to address conflicts of interest which may arise among the Company's different classes of stock. We have also adopted tracking stock policies with respect to the ongoing relationship between the Digital group and the NYT group. These tracking stock policies are described on pages 93-97 of our proxy statement.]